EXHIBIT 99.1

For Additional Information:
CytRx Corporation:	CEOcast, Inc.
Ed Umali (eumali@cytrx.com)	Investor Contacts:
Director of Corporate Communications	Kevin Theiss (ktheiss@ceocast.com)
(310) 826-5648, ext. 309	Cormac Glynn (cglynn@ceocast.com)
(212) 732-4300
CYTRX REPORTS 2005 FOURTH QUARTER FINANCIAL RESULTS
LOS ANGELES (March 31, 2006) – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics, today reported financial results for the fourth quarter and year ended December 31, 2005.
“I am delighted to report that our achievements during the past year have brought us closer to our goal of commercializing human therapeutics based on our small molecule “molecular chaperone” co-induction technology,” said CytRx President and CEO Steven A. Kriegsman. “Most notable among our achievements in 2005 was the advancement of our orally-available small molecule drug candidate arimoclomol into Phase II development for the treatment of amyotrophic lateral sclerosis, also know as ALS or Lou Gehrig’s disease.”
“We also made excellent progress in our HIV vaccine program. Interim results from a Phase I trial indicate our novel DNA + protein vaccine is the first to produce potent antibody responses with neutralizing activity against multiple HIV viral strains, and we expect to announce final results from this trial next quarter,” Mr. Kriegsman added.
Review of Financial Results
For the fourth quarter of 2005, CytRx reported a net loss of $3.6 million, or $0.06 per share, compared with a net loss of $5.8 million, or $0.15 per share, for the fourth quarter of 2004.
Revenue for the fourth quarter of 2005 was $173,000, compared with $100,000 in the fourth quarter of 2004. Revenue in both periods included $100,000 of license fees paid with respect to CytRx’s TranzFect vaccine adjuvant technology. Revenue in the fourth quarter of 2005 also included $73,000 of service revenue. All future licensing fees under current licensing agreements are dependent upon successful development milestones being achieved by the licensor.
Research and development (R&D) expenses were $2.3 million in the fourth quarter of 2005 versus $4.1 million in the comparable period in 2004. R&D expenses in the fourth quarter of 2004 included a $3 million expense of certain costs associated with the acquisition of compounds from Biorex Research and Development, RT. General and administrative expenses were $1.5 million for the 2005 fourth quarter, compared with $1.8 million for the 2004 fourth quarter.
The net loss for the year ended December 31, 2005, was $15.1 million, or $0.27 per share, compared with a net loss of $16.4 million, or $0.48 per share, for the year ended December 31, 2004. Revenue for the year ended December 31, 2005, was $184,000, compared with $428,000 for the year ended December 31, 2004. Revenue for 2005 included $100,000 of license fees paid with respect to CytRx’s TranzFect technology and $83,000 of service revenue, while 2004 revenue consisted entirely of license fees. Total operating costs and expenses for the year ended December 31, 2005 were $15.7 million, versus $17.0 million in 2004.
As of December 31, 2005, cash and cash equivalents totaled $8.3 million, compared with $3.0 million as of December 31, 2004. The increase reflects completion of a private placement in January 2005 with net proceeds to the Company of $19.4 million. Working capital was $6.3 million as of December 31, 2005, compared with $1.2 million as of December 31, 2004. In March 2006, CytRx received approximately $12.4 million in net proceeds from the private sale of common stock and warrants.
2005 and Recent Highlights
Significant accomplishments made by CytRx during the past year include:
Arimoclomol for ALS Program
In September 2005, CytRx initiated a 10-center, 80-patient Phase IIa clinical trial with arimoclomol for ALS, a deadly neurodegenerative disorder with no effective treatment. CytRx expects to complete enrollment shortly. During 2005, the U.S. Food and Drug Administration (FDA) granted orphan drug status and fast track designation to arimoclomol for the treatment of ALS. CytRx expects to complete the Phase IIa trial in the third quarter of 2006 and then commence a Phase IIb efficacy trial for arimoclomol, subject to FDA review and approval. CytRx believes that successfully demonstrating safety and efficacy in this latter Phase II clinical trial could be sufficient to support product registration with the FDA.
In February 2006, CytRx initiated an open-label extension trial with arimoclomol for patients who have completed the Phase IIa clinical trial. Patients in the extension trial receive treatment with arimoclomol at the highest of the three Phase IIa dose levels for up to an additional six months. The open label extension trial is designed to provide additional safety and tolerability data in combination with the current Phase IIa trial.
HIV Vaccine Program
World health officials estimate 40 million people are now infected with HIV. Some 3 million people died of AIDS last year worldwide, and millions more are expected to die from AIDS this year. In March 2005, the enrollment of healthy volunteers in a three-arm Phase I clinical trial of DP6-001, a novel polyvalent HIV DNA + protein vaccine, was completed. The HIV vaccine formulation, which is exclusively licensed to CytRx, was created by researchers at the University of Massachusetts Medical School (UMMS) and Advanced BioScience Laboratories (ABL) and funded under a $16 million five-year HIV Vaccine Design and Development Team contract from the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH). Interim results of the trial indicated that the HIV vaccine was generally well-tolerated, stimulated immune “T-cells” that potentially can attack AIDS virus-infected cells and produced potent antibody responses with neutralizing activity against multiple HIV viral strains. Preliminary results suggested that even the lowest dosage of the DNA portion of the vaccine alone was sufficient to stimulate T-cell immune response. As HIV is a highly mutating viral disease, the ability of one vaccine to neutralize multiple strains simultaneously could be essential and has been considered among the primary challenges to development of a successful HIV vaccine. CytRx expects to announce final results from the Phase I trial of its HIV vaccine in the second quarter of 2006.

RNAi-based Drug Discovery Programs
CytRx is developing ribonucleic acid interference (RNAi) as a tool to identify drug targets as part of an expanded collaborative agreement with UMMS. Over the past year, research programs have discovered and validated approximately 30 new type 2 diabetes and obesity drug targets with the use of CytRx’s high-throughput RNAi screening platform. Extension of the RNAi screening platform includes muscle and liver cells in addition to fat cells.
In August 2005, CytRx advanced RNAi against RIP 140, a nuclear hormone co-repressor that regulates fat accumulation, into development for the treatment of type 2 diabetes and obesity. In addition, the Company advanced two proprietary small molecule leads against novel upstream AMP-activated protein kinase targets into proof-of-concept animal experiments.
In early 2006, CytRx announced plans to transfer all of its RNAi therapeutics assets into a newly-formed subsidiary to accelerate the development and commercialization of RNAi drugs. Formation is expected to be completed in the coming months, subject to obtaining financing to fund the separate RNAi business. CytRx expects to retain significant ownership in the new entity.
Other corporate highlights include the following:
Scientific Advisory Board
In September 2005, Geoffrey Burnstock, Ph.D., DSc., F.A.A., FMedSci, FRS, one of the world’s foremost neuroscientists, joined the CytRx Scientific Advisory Board. He was named by The Institute of Scientific Information in 2004 as the single most cited international scientist in pharmacology and toxicology during the prior decade. He has been awarded the prestigious Queen’s Royal Gold Medal by the Royal Society and the titles of Honorary Fellow of the Royal College of Surgeons and Honorary Fellow of the Royal College of Physicians, which are among the United Kingdom’s highest medical degrees. Professor Burnstock played a major role in the development of arimoclomol.
Research Publications
The January 2006 issue of peer-reviewed The Journal of Clinical Investigation included a significant CytRx-funded research article highlighting for the first time that RIP140 suppression by RNAi in cell culture enhances insulin responsiveness and oxidative metabolism. Michael P. Czech, Ph.D., professor and chair of molecular medicine at UMMS, was the principal author of the article entitled “Suppression of oxidative metabolism and mitochondrial biogenesis by the transcriptional co-repressor RIP140 in mouse adipocytes.” Dr. Czech serves as Chairman of the CytRx Metabolic Scientific Advisory Board.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology (CCI), as well as a targeted library of 500 small molecule CCI analogs. CytRx has initiated a Phase IIa clinical trial with its lead CCI small molecule product candidate arimoclomol for the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). Arimoclomol has received orphan drug status and fast track designation from the U.S. Food and Drug Administration. CytRx has previously announced that a novel polyvalent HIV DNA + protein vaccine exclusively licensed to CytRx and developed by researchers at UMMS and Advanced BioScience Laboratories, and funded by the National Institutes of Health, demonstrated very promising interim Phase I clinical trial results that indicate its ability to produce potent antibody responses with neutralizing activity against multiple HIV viral strains. CytRx also has a broad-based strategic alliance with UMMS to develop novel compounds in the areas of ALS, obesity, type 2 diabetes and cytomegalovirus (CMV) using RNAi technology. The Company has a research program with Massachusetts General Hospital, Harvard University’s teaching hospital, to use RNAi technology to develop a drug for the treatment of ALS. CytRx Drug Discovery division, located in Worcester, MA focuses on the use of RNAi technologies to develop small molecule and RNAi therapeutics to treat obesity and type 2 diabetes. For more information, visit CytRx’s Web site at www.cytrx.com.
About the University of Massachusetts Medical School
The University of Massachusetts Medical School, one of the fastest growing academic health centers in the country, has built a reputation as a world-class research institution, consistently producing noteworthy advances in clinical and basic research. The Medical School attracts more than $174 million in research funding annually, 80% of which comes from federal funding sources. Research funding enables UMMS scientists to explore human disease from the molecular level to large-scale clinical trials. Basic and clinical research leads to new approaches for diagnosis, treatment and prevention of disease. Visit www.umassmed.edu for additional information.
About Advanced BioScience Laboratories
Advanced BioScience Laboratories, Inc. (ABL) located in Kensington Md., is a biomedical research, development and manufacturing company focusing on human retroviral diseases. ABL has been a leader in HIV-1 research for more than two decades and has been involved in the development of methods to both prevent and treat HIV-1 infection.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such statements include, but are not limited to, statements relating to the expected timing, scope and results of our clinical development and research programs, including the initiation of clinical trials, and statements regarding the potential benefits of our drug candidates and potential drug candidates. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties regarding the scope of the clinical testing that may be required by regulatory authorities for our molecular chaperone co-induction drug candidates, including with respect to arimoclomol for the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), our HIV vaccine candidate and our other product candidates, and the outcomes of those tests; uncertainties related to the early stage of our diabetes, obesity, cytomegalovirus, or CMV, and ALS research; the need for future clinical testing of any small molecules and products based on ribonucleic acid interference, or RNAi, that may be developed by us; the significant time and expense that will be incurred in developing any of the potential commercial applications for our small molecules or RNAi technology; risks or uncertainties related to our ability to obtain capital to fund our ongoing working capital needs, including capital required to fund the RNAi development activities to be conducted by our planned new subsidiary; and risks relating to the enforceability of any patents covering our products and to the possible infringement of third party patents by those products.. Additional uncertainties and risks are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
[Tables to Follow]

CYTRX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Audited)

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and short-term investments	$8,299,390	$2,999,409
Accounts Receivable	172,860	—
Prepaid and other current assets	315,606	956,146

Total current assets	8,787,856	3,955,555
Property and equipment, net	352,641	447,579
Molecular library, net	372,973	447,567
Goodwill	183,780	—
Prepaid insurance and other assets	241,660	198,055

Total assets	$9,938,910	$5,048,756

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$815,626	$1,661,104
Accrued expenses and other current liabilities	1,639,922	1,074,146

Total current liabilities	2,455,548	2,735,250
Accrued loss on facility abandonment	—	206,833
Deferred gain on sale of building	—	65,910
Deferred revenue	275,000	275,000

Total liabilities	2,730,548	3,282,993

Minority interest in subsidiary	—	170,671

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, including 5,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 125,000,000 shares authorized; 59,284,000 and 40,190,000 shares issued at December 31, 2005 and 2004, respectively	59,284	40,190
Additional paid-in capital	130,715,363	110,028,327
Treasury stock, at cost (634,000 shares, at cost, held at December 31, 2005 and 2004)	(2,279,238)	(2,279,238)
Accumulated deficit	(121,287,047)	(106,194,187)

Total stockholders’ equity	7,208,362	1,595,092

Total liabilities and stockholders’ equity	$9,938,910	$5,048,756

CYTRX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Audited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Service revenues	$72,860	$—	$82,860	$—
License fees	100,000	100,000	101,500	428,164

	172,860	100,000	184,360	428,164

Expenses:
Research and development (includes $98,000 and $220,000 of non-cash stock-based expense for the three and twelve-month periods ended December 31, 2005, respectively, and $53,000 and $1,388,000 of non-cash stock-based expense for the three and twelve-month periods ended December 31, 2004, respectively)	2,266,318	4,066,409	9,087,270	9,034,855
Depreciation and amortization	58,610	30,215	217,095	103,851
Common stock, stock options and warrants issued for general and administrative services	24,191	1,037,729	366,753	1,977,330
General and administrative	1,470,551	780,868	6,057,353	5,923,910

	3,819,670	5,915,221	15,728,471	17,039,946

Loss before other income	(3,646,810)	(5,815,221)	(15,544,111)	(16,611,782)
Other income:
Gain on lease termination	—	—	163,604	—
Interest income	82,045	9,229	206,195	59,977
Minority interest in losses of subsidiary	—	44,006	81,452	159,616

Net loss	$(3,564,765)	$(5,761,986)	$(15,092,860)	$(16,392,189)

Basic and diluted:
Loss per common share	$(0.06)	$(0.15)	$(0.27)	$(0.48)

Weighted average shares outstanding	58,290,651	39,555,872	56,852,402	34,325,636